EXHIBIT 21.01

LIST OF SUBSIDIARIES
VOCERA COMMUNICATIONS, INC.

Vocera Communications UK Ltd. (United Kingdom)
Vocera Communications Australia Pty Ltd. (Australia)
Vocera Canada, Ltd. (Canada)
Vocera Communications India Private Limited
Vocera Communications Middle East FZ LLC